Nobilis Health Reports Second Quarter 2016 Financial Results

Second Quarter Revenue Increases 26.6%, Net Income Increases to $4.8M from ($0.4M), Adjusted
EBITDA1 Increases 22.7%, Year-Over-Year

HOUSTON, TX--(Marketwired - August 2, 2016) - Nobilis Health Corp. (NYSE MKT: HLTH) (TSX: NHC) ("Nobilis" or the "Company") today announced financial results for the second quarter ended June 30, 2016. All financial results are expressed in U.S. dollars.

“Our second quarter results reflect a continuation of our growth and operating strategy, including strong growth in case flow and higher average revenue per case, driven primarily by acquisitions made in 2015," said Harry Fleming, chief executive officer of Nobilis. “As we announced Monday, we have entered into an agreement to acquire Arizona Vein and Vascular and its affiliated clinics and Ambulatory Surgical Centers (ASCs), adding five locations in the Phoenix and Tucson metropolitan areas and a new vascular brand. Looking ahead, we continue to seek potential acquisition opportunities in which we can leverage our marketing capabilities.”

Second Quarter 2016 Financial Results

Total revenue for the second quarter of 2016 increased to $61.9 million, a 26.6% increase over the same period the prior year. Total case volume increased by 248 cases, or 5.4%, to 4,863 in the second quarter of 2016, as compared to the same period the prior year. Revenue per case increased to $11,524 in the second quarter of 2016, as compared to $10,136 in the same period the prior year, reflecting the impact of a higher acuity case mix from the purchase of three new hospitals in 2015. The increase in total revenue and total case volume in the second quarter compared to the same quarter the prior year was due primarily to the acquisitions of three hospitals in 2015.

Net income attributable to Nobilis for the second quarter of 2016 was $4.8 million, or $0.06 per basic and fully diluted share, as compared to a net loss attributable to Nobilis of $0.4 million, or $0.01 per share, in the same period the prior year.

Adjusted EBITDA1 for the second quarter of 2016, which adds back certain non-cash and non-recurring expenses, was $8.5 million, an increase of 22.7% over Adjusted EBITDA1 of $6.9 million for the same period the prior year.

Total cash was $18.8 million, accounts receivable was $77.6 million and total debt was $22.1 million as of June 30, 2016, compared to $15.7 million, $92.6 million and $22.7 million, respectively, at December 31, 2015.

As of August 2, 2016, Nobilis has collected approximately 91% of its December 31, 2015, receivables and is on track to collect the remaining balance.

As of June 30, 2016, the Company owned and/or managed four acute care surgical hospitals and five ambulatory surgical centers, and had affiliations with an additional 36 facilities.

First Half 2016 Financial Results

Total revenue for the first six months of 2016 increased to $113.1 million, a 30.5% increase over the same period the prior year. Total case volume for the first six months of 2016 increased by 706 cases, or 8.7%, to 8,837 cases from 8,131 cases for the same period the prior year. Revenue per case increased to $11,754 for the first six months of 2016, as compared to $10,282 for the same period the prior year, reflecting the impact of a higher acuity case mix from the purchase of three new hospitals in 2015. The increase in total revenue and total case volume for the first six months of 2016 compared to the same period the prior year was due primarily to the acquisitions of three hospitals in 2015.

Net loss attributable to Nobilis for the first six months of 2016 was $0.2 million, or $0.00 per share, as compared to net loss attributable to Nobilis of $4.8 million, or $0.08 per basic and fully diluted share, in the same period the prior year.

Adjusted EBITDA1 for the first six months of 2016, which adds back certain non-cash and non-recurring expenses, was $8.9 million, compared to Adjusted EBITDA1 of $11.4 million for the same period the prior year.

Full Year 2016 Guidance

For full year 2016, Nobilis is reiterating its original organic growth guidance of 20% for total revenues, or $275 million, and 21% for Adjusted EBITDA1, or $51 million. While our pipeline remains strong, as evidenced by the recently announced agreement to acquire Arizona Vein and Vascular, the timing of acquisitions is always uncertain. Therefore, from this point forward, Nobilis will no longer provide guidance that includes acquisitions. As we close future acquisitions, including Arizona Vein and Vascular, we will provide additional guidance.

Conference Call Information

Nobilis will host a conference call on August 3rd, 2016 at 8:00 a.m. CDT (9:00 a.m. EDT) to discuss its financial results for the second quarter of 2016. To participate in the conference call, please dial (877) 201-0168 in the US and Canada, and +1 (647) 788-4901 internationally. Please enter conference ID 58489839. There will be a livestream of the conference call available at: http://investors.nobilishealth.com/investors/events-and-presentations/.

About Nobilis Health Corp.

Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company which currently owns or manages four surgical hospitals and five ASCs, partners with thirty-six additional facilities throughout the country, and markets seven independent brands. Deploying a unique patient acquisition strategy driven by direct-to-consumer marketing, Nobilis is focused on a specified set of procedures that are performed at our centers by local physicians.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are cancelled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to an mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016, as updated by other filings with the Securities and Exchange Commission.

NOBILIS HEALTH CORP.
CONSOLIDATED BALANCE SHEETS.
MARCH 31, 2016 AND DECEMBER 31, 2015
(In thousands)
(Unaudited)

	June 30, 2016	December 31,
		2015
	(unaudited)

Assets
Current Assets:
Cash	$18,823	$15,666
Trade accounts receivable, net of allowance of $2,494 at June 30, 2016 and $5,165 at December 31, 2015	77,608	92,569
Medical supplies	4,724	4,493
Prepaid expenses and other current assets	3,573	2,789
Total current assets	104,728	115,517
Property and equipment, net	34,976	35,303
Intangible assets, net	18,601	19,619
Goodwill	44,833	44,833
Deferred tax asset	27,805	25,035
Other long-term assets	1,997	1,720
Total Assets	$232,940	$242,027
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$20,588	$23,381
Accrued expenses	13,640	16,648
Lines of credit	3,000	-
Current portion of capital leases	3,793	5,193
Current portion of long-term debt	1,693	1,243
Current portion of warrant and stock option derivative liabilities	801	332
Other current liabilities	5,377	5,025
Total current liabilities	48,892	51,822
Lines of credit	3,500	3,000
Long-term capital leases, net of current portion	13,603	13,654
Long-term debt, net of current portion	20,397	21,469
Warrant and stock option derivative liabilities, net of current portion	983	2,619
Other long-term liabilities	3,663	3,386
Total liabilities	91,038	95,950
Commitments and Contingencies
Contingently redeemable noncontrolling interest	9,393	12,225
Shareholders' Equity:
Common shares, no par value, unlimited shares authorized, 76,757,229 and 73,675,979 shares issued and outstanding, respectively	-	-
Additional paid in capital	216,865	211,827
Accumulated deficit	(85,650)	(85,491)
Total shareholders’ equity attributable to Nobilis Health Corp.	131,215	126,336
Noncontrolling interests	1,294	7,516
Total shareholders' equity	132,509	133,852
Total Liabilities and Shareholders' Equity	$232,940	$242,027

NOBILIS HEALTH CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share)
(Unaudited)

	Three Months Ended June		Six Months Ended June 30,
		30,
	2016	2015	2016	2015

Revenues:
Patient and net professional fees	$55,176	$45,366	$101,533	$80,424
Contracted marketing revenues	4,668	2,839	8,150	3,649
Factoring revenues	2,027	662	3,461	2,645
Gross Profit	61,871	48,867	113,144	86,718
Operating expenses:
Salaries and benefits	12,591	9,028	25,168	16,672
Drugs and supplies	12,177	8,850	24,197	13,860
General and administrative	27,474	20,402	52,483	33,600
Bad debt expense	-	200	-	200
Depreciation and amortization	1,981	955	4,510	1,592
Facility operating expenses	54,223	39,435	106,358	65,924
Corporate expenses:
Salaries and benefits	2,030	1,001	3,312	1,992
General and administrative	4,497	6,524	10,408	12,515
Legal expenses	990	741	2,575	1,212
Depreciation	76	30	130	56
Total corporate costs	7,593	8,296	16,425	15,775
Income (loss) from operations	55	1,136	(9,639)	5,019
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(1,657)	(1,670)	(1,699)	1,704
Interest expense	687	294	1,371	784
Other income, net	(1,159)	(1,321)	(2,813)	(1,469)
Total other (income) expense	(2,129)	(2,697)	(3,141)	1,019
Income (loss) before income taxes and	2,184	3,833	(6,498)	4,000
noncontrolling interests
Income tax (benefit) expense	(331)	454	(2,249)	606
Net income (loss)	2,515	3,379	(4,249)	3,394
Net (loss) income attributable to noncontrolling interests	(2,291)	3,745	(4,090)	8,242
Net income (loss) attributable to Nobilis Health Corp.	$4,806	$(366)	$(159)	$(4,848)
Net income (loss) per basic common share	$0.06	$(0.01)	$(0.00)	$(0.08)
Net income (loss) per fully diluted common share	$0.06	$(0.01)	$(0.00)	$(0.08)
Weighted average shares outstanding (basic)	76,754,950	63,531,390	75,780,695	61,872,658
Weighted average shares outstanding (fully diluted)	77,616,886	63,531,390	75,780,695	61,872,658

NOBILIS HEALTH CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income (loss) attributable to Nobilis Health Corp.	$4,806	$(366)	$(159)	$(4,848)
Interest	687	294	1,371	784
Income taxes	(331)	454	(2,249)	606
Depreciation and amortization	2,057	985	4,640	1,648
EBITDA	$7,219	$1,367	$3,603	$(1,810)

Non-cash compensation expenses	$1,668	$6,717	$3,504	$10,126
Change in fair value of warrant and stock option derivative liabilities	(1,657)	(1,670)	(1,699)	1,704
Acquisition expenses	818	519	1,183	1,338
Non-recurring expenses	462	-	2,271	-
Adjusted EBITDA[1]	$8,510	$6,933	$8,862	$11,358

1Use of Non-GAAP Financial Measures

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, change in fair value of warrant and stock option derivative liabilities, acquisition expenses and non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net income attributable to Nobilis Health Corp. common shareholders is the financial measure calculated and presented in accordance with U.S. GAAP that is most comparable to Adjusted EBITDA as defined.

Contact Information:

Kolin Ozonian
Vice President, Corporate Development
kozonian@nobilishealth.com
713-355-8614